Exhibit 99.1

February 11, 2005 -- Net1 UEPS Technologies, Inc. (“Net1”) Announces Second Quarter Results for Fiscal 2005

Net1 today announced results for the second quarter of fiscal 2005.

GAAP Results
In terms of GAAP (Generally Accepted Accounting Principles accepted in the United States of America), the company reported second quarter and year to date revenues of $46 and $89.2 million respectively, compared to $29.3 and $55.2 million, respectively, in the prior year periods. First quarter and year to date net income was $12.2 and $22.5 million, respectively, or $0.037 and $0.068 per common share and linked unit, compared to $5.5 and 11 million, respectively, or $0.029 and $0.057 per common share for the first quarter and year to date of fiscal 2004.

Use of Non-GAAP Financial Information
Management evaluates the company’s operations using measures of constant exchange rates and underlying earnings per share. These financial measures are not in accordance with GAAP. The company believes that these measures are useful to investors because they reflect the performance of the company’s core operations and are consistent with the company’s internal performance measures. Net1’s underlying results should be considered in addition to, and not as a substitute for, our GAAP results. The following non-GAAP items were applied for the purpose of preparing management information:

   A constant exchange rate of seven South African Rand (“ZAR”) to one US Dollar was assumed for the second quarter and year to date of fiscal 2004 and fiscal 2005; and
  The full amount of shares and linked units in issue at the end of the second quarter and year to date of fiscal 2005 was used to calculate underlying earnings per common share and linked unit for the second quarter and year to date of fiscal 2004.

The result of applying these Non-GAAP measures is revenue of $39.9 and $79.4 million, respectively, for the second quarter and year to date of fiscal 2005 compared to $28.3 and $55.8 million, respectively, in the prior year second quarter and year to date. For the second quarter and year to date of fiscal 2005, net income on this basis was $10.6 and $19.9 million, respectively, compared to $5.3 and $11.2 million, respectively, for the second quarter and year to date of fiscal 2004. Based on the total issued common shares and linked units of 328.2 million as at December 31, 2004 the underlying earnings per share for the second quarter and year to date of fiscal 2005 was $0.032 and $0.061, respectively, compared to $0.016 and $0.034, respectively, for the second quarter and year to date of fiscal 2004, using the same amount of shares. The following tables provide a comparison and hence indicate the reconciliation between the GAAP and non-GAAP financial information as presented above:

For the second quarter of fiscal 2005 and 2004

	Second Quarter 2005: GAAP	Second Quarter 2005: non- GAAP	Second Quarter 2004: GAAP	Second Quarter 2004: non- GAAP
ZAR : US $ exchange rate used for income and expense items	ZAR6.07=US$1	ZAR7=US$1	ZAR6.76=US$1	ZAR7=US$1
Revenue	$46.0 million	$39.9 million	$29.3 million	$28.3 million
Net income	$12.2 million	$10.6 million	$5.5 million	$5.3 million
Number of shares used to calculate earnings per share	328.2 million	328.2 million	193 million	328.2 million
Earnings per share	$0.037	$0.032	$0.029	$0.016

For the year to date of fiscal 2005 and 2004

	Second Quarter 2005: GAAP	Second Quarter 2005: non- GAAP	Second Quarter 2004: GAAP	Second Quarter 2004: non- GAAP
ZAR : US $ exchange rate used for income and expense items	ZAR6.21=US$1	ZAR7=US$1	ZAR7.10=US$1	ZAR7=US$1
Revenue	$89.2 million	$79.4 million	$55.2 million	$55.8 million
Net income	$22.5 million	$19.9 million	$11.0 million	$11.2 million
Number of shares used to calculate earnings per share	328.2 million	328.2 million	193 million	328.2 million
Earnings per share	$ 0.068	$ 0.061	$ 0.057	$ 0.034

Comment
Serge Belamant, Net1 Chairman and Chief Executive Officer, stated, “The second quarter results of fiscal 2005 demonstrates the continued growth across all our business segments. Our cardholder base and merchant infrastructure continue to expand, resulting in enhanced revenue opportunities and improved margins as we achieve economies of scale. These results augur well for the remainder of fiscal 2005.”

Second Quarter Highlights

The Company reported:

  its UEPS transaction-based activities effected 9.9 million payments for the quarter, a 24 percent increase over the prior year second quarter;
  a total number of 3.3 million UEPS smart card based accounts were active at December 31, 2004, compared to 2 million active accounts as at December 31, 2003;
  the continuation of its merchant acquiring project during this quarter, with an additional 926 Point of Sale (“POS”) terminals installed, bringing the total number of POS terminals to 1,266 at 700 locations as at December 31, 2004, and $15 million processed through these terminals during the second quarter, bringing the total amount processed to $19 million year to date; and
  the continuation of the contract to supply Nedcor Bank with POS devices, pin-pads and smart cards, resulting in revenue of $3.9 million during the quarter; and
  the extension of the contract with the KwaZulu-Natal provincial government to provide administration and payment of welfare grants in that province, until December 31, 2005, with an option, to extend the contract for 1 year until December 31, 2006; and
  the appointment of Mr. Christopher Seabrooke as a non-executive director to the companies board and as the chairperson of the audit committee.

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)